Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL SECOND QUARTER

•            Net Earnings per Diluted Share of $.93

•            Quarterly Net Sales Increase by Approximately 8.3%

•            Quarterly Comparable Store Sales Increase by Approximately 5.6%

•            Modeling Fiscal Third Quarter 2011 Net Earnings per Diluted Share of Approximately $.82 to $.87

•            Full Year Net Earnings per Diluted Share Modeled to Increase Approximately 22% to 25%;

Previously Modeled at Approximately 15% to 20%

UNION, New Jersey, September 21, 2011 — Bed Bath & Beyond Inc. today reported net earnings of $.93 per diluted share ($229.4 million) in the fiscal second quarter ended August 27, 2011, an increase of approximately 33% versus net earnings of $.70 per diluted share ($181.8 million) in the same quarter a year ago.  Net sales for the fiscal second quarter of 2011 were approximately $2.314 billion, an increase of approximately 8.3% from net sales of approximately $2.137 billion reported in the fiscal second quarter of 2010.  Comparable store sales in the fiscal second quarter of 2011 increased by approximately 5.6%, compared with an increase of approximately 7.4% in last year’s fiscal second quarter.

During the fiscal second quarter of 2011, the Company repurchased approximately $287 million of its common stock representing approximately 5.2 million shares.  As of August 27, 2011, the remaining balance of the current share repurchase program authorized in December 2010 was approximately $1.6 billion.

For the fiscal first half ended August 27, 2011, the Company reported net earnings of $1.65 per diluted share ($410.0 million), an increase of approximately 35% over net earnings of $1.22 per diluted share ($319.3 million) in the corresponding period a year ago.  Net sales for the fiscal first half of 2011 were approximately $4.424 billion, an increase of approximately 9.0% from net sales of approximately $4.060 billion in the corresponding period a year ago.  Comparable store sales for the fiscal first half of 2011 increased by approximately 6.3%, compared with an increase of approximately 7.9% in last year’s fiscal first half.

The Company is now modeling net earnings per diluted share to be approximately $.82 to $.87 for the fiscal third quarter of 2011 and to increase by approximately 22% to 25% for all of fiscal 2011.

As of August 27, 2011, the Company had a total of 1,155 stores, including 986 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 70 Christmas Tree Shops stores, 54 buybuy BABY stores and 45 stores under the names of Harmon or Harmon Face Values.  During the fiscal second quarter, the Company opened three Bed Bath & Beyond stores, seven buybuy BABY stores and four Christmas Tree Shops stores and closed one Bed Bath & Beyond store. Consolidated store space as of August 27, 2011 was approximately 35.6 million square feet. Since the beginning of the third quarter of fiscal 2011 on August 28, 2011, an additional three Bed Bath & Beyond stores and two buybuy BABY stores have been opened.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  In addition, the Company is a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain associates in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; changes to statutory, regulatory and legal requirements; changes to, or new, tax laws or interpretation of existing tax laws; and changes to, or new, accounting standards including, without limitation, changes to lease accounting standards.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel            (908) 855-4554

Eugene A. Castagna            (908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	August 27,	August 28,	August 27,	August 28,
	2011	2010	2011	2010

Net sales	$2,314,064	$2,136,730	$4,424,015	$4,059,781

Cost of sales	1,363,065	1,261,812	2,615,444	2,409,827

Gross profit	950,999	874,918	1,808,571	1,649,954

Selling, general and administrative expenses	579,363	578,016	1,147,987	1,127,658

Operating profit	371,636	296,902	660,584	522,296

Interest (expense) income, net	(1,872)	327	(1,320)	843

Earnings before provision for income taxes	369,764	297,229	659,264	523,139

Provision for income taxes	140,392	115,474	249,314	203,831

Net earnings	$229,372	$181,755	$409,950	$319,308

Net earnings per share - Basic	$0.94	$0.71	$1.68	$1.24
Net earnings per share - Diluted	$0.93	$0.70	$1.65	$1.22

Weighted average shares outstanding - Basic	242,751	257,013	244,148	258,207
Weighted average shares outstanding - Diluted	246,539	259,928	248,169	261,783

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	August 27,	August 28,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$1,017,990	$1,040,504
Short term investment securities	724,911	602,223
Merchandise inventories	2,117,414	1,903,096
Other current assets	334,261	306,571

Total current assets	4,194,576	3,852,394

Long term investment securities	113,705	132,242
Property and equipment, net	1,128,998	1,105,297
Other assets	311,197	350,079

	$5,748,476	$5,440,012

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$848,063	$771,752
Accrued expenses and other current liabilities	328,680	306,316
Merchandise credit and gift card liabilities	195,688	179,119
Current income taxes payable	19,265	25,244

Total current liabilities	1,391,696	1,282,431

Deferred rent and other liabilities	312,584	262,198
Income taxes payable	133,150	110,642

Total liabilities	1,837,430	1,655,271

Total shareholders’ equity	3,911,046	3,784,741

	$5,748,476	$5,440,012

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended
	August 27,	August 28,
	2011	2010
Cash Flows from Operating Activities:

Net earnings	$409,950	$319,308
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	88,110	89,882
Stock-based compensation	24,268	22,636
Tax benefit from stock-based compensation	(2,736)	(2,660)
Deferred income taxes	(11,946)	(11,281)
Other	(915)	(694)
(Increase) decrease in assets:
Merchandise inventories	(148,507)	(143,393)
Trading investment securities	(557)	(1,859)
Other current assets	16,284	(29,525)
Other assets	685	(2,562)
Increase (decrease) in liabilities:
Accounts payable	141,161	168,903
Accrued expenses and other current liabilities	21,195	24,322
Merchandise credit and gift card liabilities	2,627	6,315
Income taxes payable	(60,297)	(51,370)
Deferred rent and other liabilities	6,831	16,080

Net cash provided by operating activities	486,153	404,102

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(856,012)	(780,750)
Redemption of held-to-maturity investment securities	731,250	555,020
Redemption of available-for-sale investment securities	15,550	14,025
Redemption of trading investment securities	—	42,825
Capital expenditures	(89,598)	(83,574)

Net cash used in investing activities	(198,810)	(252,454)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	77,703	70,054
Excess tax benefit from stock-based compensation	923	1,038
Repurchase of common stock, including fees	(531,566)	(278,336)

Net cash used in financing activities	(452,940)	(207,244)

Net decrease in cash and cash equivalents	(165,597)	(55,596)

Cash and cash equivalents:
Beginning of period	1,183,587	1,096,100
End of period	$1,017,990	$1,040,504